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                                                                      EXHIBIT 10


                                                                   EXECUTED COPY

                                                 May 10, 2002

Charles H. Noski
c/o AT&T Corp.
295 North Maple Avenue
Basking Ridge, NJ 07920

Dear Chuck:

      As we've discussed, this letter (the "Addendum") modifies and supplements, and shall be a part of, the terms of the Employment Agreement by and between you and AT&T Corp. ("AT&T" or the "Company") dated December 8, 1999, as supplemented and modified heretofore (including, without limitation, by the deferral letters of January 26, 2001 and January 16, 2002 and the resolutions (the "Resolutions") of the board of directors of the Company, effective October 23, 2000, regarding treatment upon a change in control) (the "Agreement"), in light of the proposed AT&T Broadband Spin-off and its subsequent merger with Comcast Corporation (the "Transaction"). As modified herein, the Agreement remains in full force and effect. Unless otherwise noted, any capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement (including the attachments thereto). "Termination" means a termination that is treated as a Pre-Closing Termination or Post-Closing Termination, as applicable, as such terms are defined herein.

      Effective March 1, 2002 (the "Effective Date"), your base salary will be increased to $900,000 (Nine Hundred Thousand Dollars), your 2002 target annual bonus will be $1,125,000, and the target value of your 2002-2004 Long term Incentive Plan award will be $10,000,000.

1. EQUITY INTERESTS

            In the event of your Termination, the following treatment shall apply to you:
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      STOCK OPTIONS

      All options to purchase shares of Company stock ("Stock Options") that remain unvested as of the date of the Termination will vest immediately on such date. Both these Stock Options and Stock Options that have already vested as of that date will remain exercisable until the expiration of their original term. In the event that you have unexercised Stock Options as of the Distribution Date (as such term is defined in the Employee Benefits Agreement by and between the Company and AT&T Broadband Corp. ("AT&T Broadband"), dated December 19, 2001 (the "EBA")), the remaining Stock Options shall be adjusted as provided in the EBA.

      RESTRICTED STOCK/RESTRICTED STOCK UNITS

      Any outstanding unvested Restricted Stock or Restricted Stock Units will vest upon your Termination date. If your Termination is after the record date but before the Distribution Date, the AT&T Common Stock you receive upon the vesting of your Restricted Stock or Restricted Stock Units will be treated in the same manner as that of similarly situated senior officers. Any outstanding Restricted Stock or Restricted Stock Units you hold as of the Distribution Date will be treated as provided in the EBA.

      PERFORMANCE SHARES

            PRE-2002 PERFORMANCE SHARES

            Outstanding Performance Shares as of the date of your Termination will be retained and distributed at the end of each 3-year cycle or earlier based on the criteria and the timing established for each outstanding cycle for payouts to active similarly situated senior officers. Dividend equivalents will continue to be paid until all units are paid out. Stock units resulting from the AT&T Wireless split-off (which have no performance criteria) will be retained and distributed at the end of each 3-year cycle valued on the share price of AT&T Wireless. Any outstanding Performance Shares you hold as of the Distribution Date will be adjusted as provided in the EBA.


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            2002 PERFORMANCE SHARES

            All 2002-2004 Performance Shares will be prorated as of the date of your Termination (determined by dividing the number of months worked in the performance cycle by 36) and, based on the performance achieved within the cycle as of the end of that Termination year under the same terms that apply to other similarly situated executives, paid at the earliest time that such prorated Performance Share payments are made to other similarly situated executives. Any outstanding pro-rated Performance Shares you hold as of the Distribution Date will be adjusted as provided in the EBA.

2. PRE-CLOSING TERMINATION

            In the event that your employment with the Company terminates on or after December 31, 2002 (x) other than for Cause, and other than by reason of death or Long Term Disability (as such terms are used in the Agreement), but (y) prior to the occurrence of any event that would cause the termination to be treated as a Post-Closing Termination (as defined below) (a "Pre-Closing Termination"), you will be eligible to receive the following, as well as the treatment provided for in Section 1, in connection with such Pre-Closing Termination:

      ANNUAL BONUS

      You will be eligible to receive your 2002 annual bonus pursuant to the terms of the Annual Bonus Plan, notwithstanding the fact you may not be on the Company's payroll when the bonus is payable. Payment will be made at the time it would have been paid had you remained employed by the Company. Such annual bonus shall be no less than the Funded Amount. The "Funded Amount" is defined for purposes of the Addendum as the product of your target annual bonus and the funding percentage established in accordance with the funding criteria for 2002 annual bonuses under the Annual Bonus Plan, for similarly situated senior officers.


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      SPECIAL SUPPLEMENTAL PENSION

      You will be eligible to receive the Special Supplemental Pension commencing at age 57 in accordance with the terms and conditions set forth in Attachment B to the Agreement. In addition, it is agreed and understood that in calculating the Special Supplemental Pension, compensation paid in 2001 includes the 2000 guaranteed annual bonus amount of $750,000, and compensation paid in 2000 includes the 1999 guaranteed annual bonus amount of $650,000. An example of the method of calculation has been separately provided to you.

      SPECIAL MEDICAL

      Following the applicable period of COBRA coverage (during which period the Company will pay the portion of the premium above the amount paid by you for active medical coverage), you and your eligible dependents will be eligible for coverage under the AT&T Separation Medical Plan offered by the Company to certain former senior managers. You will be responsible for the same portion (30% currently and subject to change) of the annual premium for this medical coverage applicable to similarly situated former senior managers. Continuation of coverage under the AT&T Separation Medical Plan after your death is available to your spouse provided that she pays 100% of the annual premium for this coverage.

      LIFE INSURANCE

      If you have not yet attained your normal termination date (as defined in AT&T Senior Management Universal Life Insurance Plan (the "SMULIP")) under the SMULIP at your Termination date, you shall continue to participate in the SMULIP until you attain your "normal termination date" under the terms of the SMULIP as such terms exist on your Termination date.

      After your Termination, AT&T shall timely pay the premiums determined to be due under the applicable life insurance policy (and any tax adjustment payments, determined in accordance with the terms of the SMULIP as they exist on your Termination date to provide a frozen SMULIP coverage amount (assuming annual base pay is fixed at your final rate of pay as of the Termination date)). In


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      the event of a Change in Control (as defined by the AT&T Board of
      Directors in October 2000), you will be treated, at your discretion, in the same manner as either (x) similarly situated active SMULIP participants or (y) similarly situated retirees, in each case as of the Change in Control.

      FINANCIAL COUNSELING

      You shall be eligible to receive financial counseling ("Financial Counseling") from a Company-approved financial counselor for two years following your Termination. The Company shall pay the costs of any such counseling, or, if the Company elects not to pay such costs directly, shall pay you an amount that is sufficient, after taxes, to cover such costs.

      OUTPLACEMENT

      You shall be eligible to receive the services of a Company-paid and Company-approved outplacement or career transition consultant in accordance with AT&T's then current practices for similarly situated senior officers in effect as of your termination date; provided, however, that an election to use such services must be made within one year subsequent to your Termination date. The Company shall pay the costs of any such counseling, or, if the Company elects not to pay such costs directly, shall pay you an amount that is sufficient, after taxes, to cover such costs.

      EXCISE TAX GROSS-UP

      In the event that you become entitled to payments and/or benefits provided by the Addendum or any other amounts in the "nature of compensation" (whether pursuant to the terms of the Addendum or pursuant to any other plan, arrangement or agreement with the Company, with any person whose actions result in a change of ownership or effective control covered by
      Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), or with any person affiliated with the Company or such person, but excluding any payments or benefits provided to you pursuant to an agreement entered into by and between you and another person, after the date hereof), in connection with a change in ownership or effective control of the Company (collectively the


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      "Company Payments"), and if (x) in the opinion of the Company's independent accounting firm responsible for auditing the Company's financial statements (the "Opinion"), such Company Payments will be subject to the excise tax imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed by any taxing authority) (any such excise tax, the "Excise Tax"), (y) you incur an initial or additional Excise Tax as a result of the Internal Revenue Service or any other taxing authority taking a position that is inconsistent with the Opinion, and/or
      (z) you incur any interest or penalties as a result of the Internal Revenue Service or any other taxing authority taking a position that is inconsistent with the Opinion or as a result of the untimely receipt by you of the Opinion (but excluding any interest or penalties that arise solely as a result of a late filing of your tax return by you following your timely receipt of the Opinion) (the Excise Tax, together with any such interest or penalties, collectively the "Full Excise Tax"), then the Company shall pay you an additional amount (the "Gross-up Payment"), such that the net amount retained by you, after deduction of the Full Excise Tax on the Company Payments and any U.S. federal, state, and local income tax and payroll tax upon the Gross-up Payment provided for by this paragraph, but before deduction for any U.S. federal, state, and local income tax and payroll tax on the Company Payments, shall be equal to the Company Payments.

3. POST-CLOSING TERMINATION

            A "Post-Closing Termination" means (x) the termination of your employment by the Company without Cause at any time, (y) the termination of your employment by you for Good Reason at any time, or (z) the termination of your employment for any other reason (excluding a termination for Cause or by reason of death or Long Term Disability) on or after the earliest to occur of: (i) March 1, 2003, (ii) the Distribution Date, and (iii) the date on which the Transaction is terminated. Upon a Post-Closing Termination, you will be eligible to receive the terms and conditions set forth above for a Pre-Closing Termination with the following modifications:

      ANNUAL BONUS

      If your Post-Closing Termination occurs prior to December 31, 2002, the annual bonus at not less than the Funded Amount will be prorated based on your service


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      with the Company during 2002.

      STOCK OPTIONS

      The Stock Options issued to you in 1999 will be cancelled upon your Post-Closing Termination date.

      SPECIAL SUPPLEMENTAL PENSION

      The Special Supplemental Pension, as set forth in Attachment B to the Agreement and above, will be modified to commence at the later of your Termination date and age 50 (instead of at age 57). The Single Life Annual Supplemental pension, the first installment of which shall be payable at the later of your Termination date and age 50 will be 40% of your Final Average Pay as defined in Attachment B of the Agreement, less offsets also described in Attachment B.

      In the event such Post-Closing Termination occurs prior to your attainment of three years of AT&T service (measured from January 1, 2000), the averaging period used in the calculation will be the number of months of your employment on or after January 1, 2000 and your Final Average Pay will be the sum of (x) 12 times the number obtained by dividing the aggregate Base Salary for such period by the number of months in such period; provided, however, that a month shall not be considered to be in such period, and no Base Salary shall be attributable to such month for purposes of this calculation, if your employment terminates before the 15th of such month, and a full month's Base Salary shall be included in the calculation for any month included in your employment period by virtue of your having terminated employment on or after the 15th of such month, and (y) the average of the 3 Annual Bonuses paid during such period. In the event you die after such termination but prior to attaining age 50, the rules in Section 5 below regarding a termination as a result of death shall apply for the Special Supplemental Pension, unless you had elected a permitted form of benefit with a larger survivor benefit, in which case such alternative form shall apply as if you had commenced benefits upon your 50th birthday and died immediately thereafter. All other terms and conditions of the Special Supplemental Pension will remain the same.


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      In the event such Post-Closing Termination occurs in 2003, your Final
      Average Pay will be the average of the total compensation (the sum of Base Salary and Annual Bonus) paid to you by the Company during the 3 calendar years (of the calendar years 2000, 2001, 2002 and 2003) resulting in the highest average total compensation.

      GOOD REASON OR WITHOUT CAUSE TERMINATION

      The definition of Good Reason is hereby amended to provide that references to title, duties, status, authority and responsibilities shall apply to the position of Vice Chairman of the Board and the duties, status, authority and responsibilities of such position.

      If your Post-Closing Termination is the result of an employment termination by the Company without Cause or by you for Good Reason, you will continue to receive Base Salary and benefits through the first event that otherwise would permit a Post-Closing Termination (such event, the "First Post-Closing Date"), and all measurements hereunder shall reflect employment through the First Post-Closing Date.

4. SPECIAL DEFERRAL ACCOUNT

            As further consideration for your entering into the Addendum, in addition to your existing deferral agreements, the Company shall establish a Special 2002 Individual Deferral Account (the "Deferral Account") in your name. The maintenance, vesting, forfeiture and distribution of the Deferral Account shall be in accordance with the terms and conditions set forth below.

            As of the Effective Date, the Company shall credit the Deferral Account with an initial balance equal to $3,000,000 (Three Million Dollars). Commencing as of the Effective Date, the Company shall credit interest to the Deferral Account, compounded as of the end of each calendar quarter (with the first such calendar quarter concluding March 31, 2002), at the rate of the sum of (x) one-quarter (1/4) of the average rate applicable to the 10-year United States Treasury Note for the prior calendar quarter, plus (y) 0.50%.

            The Deferral Account will be maintained as a bookkeeping account on the


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      records of the Company and you will have no present ownership right or interest in the Deferral Account, nor in any assets of the Company with respect thereto. You shall not have any right to receive any payment with respect to the Deferral Account, except as expressly provided below. The Deferral Account may not be assigned, pledged or otherwise alienated by you and any attempt to do so, and any garnishment, execution or levy of any kind with respect to the Deferral Account, will not be recognized.

            If a Pre-Closing Termination occurs, two-thirds of the Deferral Account (including accrued interest as of the end of the calendar quarter in which the employment termination occurs) shall vest on the date of the Pre-Closing Termination, and the remaining one-third (together with accrued interest) of the Deferral Account shall be cancelled on the date of the Pre-Closing Termination.

            If a Post-Closing Termination occurs, the entire Deferral Account (including accrued interest as of the end of the calendar quarter in which the employment termination occurs) shall vest upon the Post-Closing Termination.

            You will be responsible for your portion of the FICA and Medicare taxes due with respect to the amount of your Deferral Account that vests on the vesting date. The Deferral Account amount credited as payable to you shall be paid in a single lump sum payment as soon as administratively feasible in the calendar quarter immediately following a Pre-Closing Termination or Post-Closing Termination.

5. TERMINATION BY REASON OF DEATH OR LONG TERM DISABILITY

            In the event your employment terminates due to death or Long Term Disability at any time, benefits shall be paid to you (or in the case of death, to your designated beneficiary or, if none, your estate) under the Agreement, with the following modifications:

      DEFERRAL ACCOUNT

      In the event of your employment termination by reason of death or Long Term Disability, the then balance in the Deferral Account (including accrued interest as of the end of the calendar quarter in which your employment termination occurs)


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      will vest and be payable to you (or in the case of death, to your designated beneficiary or, if none, your estate) in a lump sum as soon as is administratively feasible in the calendar quarter following such termination.

      SPECIAL SUPPLEMENTAL PENSION

      In the event of your employment termination by reason of Long Term Disability, the Special Supplemental Pension will be calculated using 40% of your Final Average Pay (as clarified in Section 2 above with respect to guaranteed annual bonus amounts), less offsets described in Attachment B of the Agreement. In the event of your employment termination by Long Term Disability, your Special Supplemental Pension shall commence upon the later to occur of (x) your 50th birthday and (y) such termination, notwithstanding anything to the contrary in Attachment B of the Agreement.

      In the event of your death, your surviving spouse shall receive a 50% joint and survivor annuity under the Special Supplemental Pension, calculated using 40% of your Final Average Pay (as clarified in Section 2 above with respect to guaranteed annual bonus amounts), less offsets described in Attachment B of the Agreement. In the event of your death, payments to your surviving spouse under the Special Supplemental Pension shall commence upon your death (unless you die before age 50, in which case such payments shall commence on the date you would have reached age
      50), notwithstanding anything to the contrary in Attachment B of the Agreement.

      FINANCIAL COUNSELING

      In the event of your employment termination by reason of death or Long Term Disability, you (or in the case of death, your surviving spouse) shall receive the Financial Counseling benefit set forth in Section 2 above.

      EXCISE TAX GROSS-UP

      In the event of your employment termination by reason of death or Long Term Disability, the Gross-Up Payment protection set forth in Section 2 above shall apply to you (or in the case of your death, your estate).


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      SPECIAL MEDICAL

      In the event of your employment termination by reason of Long Term Disability, during any period in which your medical expenses (and those of your eligible dependents) are not covered by an AT&T program for persons with long-term disability, you and your eligible dependents will be eligible for coverage under the AT&T Separation Medical Plan offered by the Company to certain former senior managers. You will be responsible for the same portion (30% currently, but subject to change) of the annual premium for this medical coverage applicable to similarly situated former senior managers. Continuation of coverage under the AT&T Separation Medical Plan after your death is available to your spouse provided that she pays 100% of the annual premium for this coverage.

      LIFE INSURANCE

      In the event your employment terminates by reason of Long Term Disability, the terms of the SMULIP shall govern.

6. CONTINUING EMPLOYMENT

            In the event that your employment continues beyond the First Post-Closing Date, the terms and conditions of a Post-Closing Termination will apply at your subsequent employment termination for any reason (excluding Cause, death, or Long Term Disability), whether such termination is initiated by the Company or by you; provided, however, that the Deferral Account will continue to accrue interest until the end of the calendar quarter in which such employment termination occurs.

7. BROADBAND TRANSFER

            Notwithstanding anything in the Addendum to the contrary, in the event that you transfer to AT&T Broadband as a Broadband Transferee (as that term is defined in the EBA) on the Distribution Date, the Addendum shall be of no force or effect except that the full amount of the Deferral Account, including accrued interest through the end of the calendar quarter prior to the calendar quarter in which the Deferral Account is paid out to you, shall vest upon your transfer and be payable to you in a lump sum in the quarter following your transfer. You will


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      be responsible for your portion of the FICA and Medicare taxes due with respect to the amount of your Deferral Account that has accrued and vested on the vesting date. As a Broadband Transferee you will be treated in accordance with the terms and conditions applicable to other executives who are Broadband Transferees (to the extent that such treatment is consistent with the Agreement, which (as modified by the Addendum with respect to the Deferral Account) shall remain in full force and effect).

            In the event you terminate employment with the Company with entitlement to benefits under the Addendum, and within 12 months of your termination become employed by AT&T Comcast, all future payments under the Special Supplemental Pension will be cancelled, and all other benefits set forth hereunder will continue.

8. EXCLUSIVITY

            Except as otherwise specifically provided herein, the payments and benefits provided hereunder in connection with a Termination are in lieu of any and all of the payments or benefits that might otherwise be payable to you as a result of the termination of your employment for any reason (including, without limitation, voluntary resignation, termination for Good Reason, and termination without Cause), including the severance provisions set forth in the Agreement, the Senior Officer Severance Plan, and/or the benefits provided under the Resolutions. Notwithstanding the foregoing, this provision shall not preclude your receipt of (a) any benefits that accrue to you solely by reason of your status as an employee of the Company (including, without limitation, the AT&T Management Pension
      Plan), and (b) any benefits and protections with respect to (i) liability as a director or officer, (ii) indemnification, (iii) existing deferred arrangements, and (iv) provisions of the Agreement not specifically related to employment termination (e.g., the Guidelines modification and dispute resolution).

9. EQUITY GRANTS

            During and after the term of your employment, to the extent that grants, substitutions, or other adjustments are made with respect to existing equity-


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      based awards of similar-level active or former senior officers of the
      Company, you shall receive the same treatment as such other senior officers to the extent that such treatment is more favorable to you than that set forth in the Addendum.

10. NONCOMPETITION COVENANT

            Following the earlier to occur of the Transaction and your Termination, the Guidelines (and any other non-competition clause) applicable to you pursuant to, and as modified by, the Agreement and the EBA, shall be further modified so that (a) only activities that compete with, or are adverse to, AT&T, as it then exists, shall be taken into consideration for purposes of the forfeiture of equity interests in, or payments from, AT&T, and Section 4, Subpart 2 of the Guidelines shall apply (with respect to such activities) only to Sprint Corporation, WorldCom, Inc., and any of the regional Bell operating companies (including Qwest Communications International Inc.), and (b) only activities that compete with, or are adverse to, AT&T Broadband (and its successors), as it then exists, shall be taken into consideration for purposes of the forfeiture of equity interests in, or payments from, AT&T Broadband (and its successors), and Section 4, Subpart 2 of the Guidelines shall apply (with respect to such activities) only to AOL Time Warner Inc., EchoStar Communications Corporation and the DirecTV unit of Hughes Electronics Corporation.

11. BENEFITS PROTECTION TRUST

            In the event of a Potential Change in Control or a Change in Control (as such terms are defined in the AT&T Corp. Benefits Protection Trust (the "Trust")), the Special Supplemental Pension and all other deferred amounts payable to you under the Addendum shall be covered by the Trust, and the Trust shall be funded with respect to such amounts in the same manner and at the same time as the Trust is required to be funded for the AT&T Senior Management Incentive Deferral Plan.

12. ADVISORY FEES

            The Company shall pay all legal and financial counseling fees incurred by you in connection with entering into the Addendum, and to the extent the Company's payment of these fees is treated as taxable income to you, the


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      amounts so treated shall be "grossed up" by the Company to the extent necessary to place you in the same after-tax position you would have occupied had such treatment not occurred.

13. MISCELLANEOUS

            In the event that any active or former executive of the Company receives from the Company (but not from another employer and not in connection with such executive's hiring by the Company): (a) additional security, (b) annuitization (except with respect to retired senior managers who participate in the AT&T Non-Qualified Pension Plan and meet the currently disclosed eligibility requirements for the annuity contract program described in the proxy statement filed with the Securities and Exchange Commission on March 29, 2001 with respect to the annual meeting of May 23, 2001), (c) lump sum treatment, or (d) some other treatment that is favorable to such executive regarding security, timing, or amount of payments, in each case with respect to any supplemental non-qualified pension benefit or other non-qualified benefit of a defined benefit nature, you will be treated, in your discretion, in a manner that is no less favorable to you with respect to your Special Supplemental Pension and other supplemental retirement plans.

14. NOTICE OF EMPLOYMENT TERMINATION

            In the event that you wish to terminate your employment with the Company, your employment termination date shall be the date on which you give to the Company, in accordance with the procedures set forth in the following sentence, a notice of employment termination (the "Notice"), or upon such later date as you may specify in the Notice. The Notice shall be in writing and shall be deemed given at the time it is (x) sent by hand,
      (y) sent by overnight mail, or (z) transmitted via facsimile, in each case addressed as follows:


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            To the Company:   C. Michael Armstrong
                              Chairman of the Board and Chief Executive Officer AT&T Corp.
                              295 North Maple Avenue
                              Basking Ridge, NJ  07920

            With a copy to:   Marilyn J. Wasser, Esq.
                              Corporate Secretary
                              AT&T Corp.
                              295 North Maple Avenue
                              Basking Ridge, NJ  07920


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            Please acknowledge your agreement to the foregoing by executing a copy of this letter and returning it to me.

                                        Sincerely yours,


                                        ----------------------------
                                        Mirian Graddick-Weir
                                        Executive Vice President,
                                          Human Resources

      Agreed:


      -----------------------
      Charles H. Noski


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